                        ____________________________________



                             ACCELERATED COMMON STOCK
                                REPURCHASE AGREEMENT


                                      BETWEEN



                           NORTHWEST AIRLINES CORPORATION

                                        AND

                      KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V.



                              DATED AS OF MAY 1, 1998


                        ____________________________________

                                  TABLE OF CONTENTS

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
                                      ARTICLE I

                                     DEFINITIONS . . . . . . . . . . . . . . . . .  1
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                      ARTICLE II

                           DELIVERY AND PURCHASE OF SHARES . . . . . . . . . . . .  4
     2.1  Purchase and Sale of Shares. . . . . . . . . . . . . . . . . . . . . . .  4
     2.2  Effect of Control Transaction. . . . . . . . . . . . . . . . . . . . . .  5
     2.3  Effect of Certain Issuances of Common Stock. . . . . . . . . . . . . . .  7
     2.4  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .  7
     3.1  Representations and Warranties of KLM. . . . . . . . . . . . . . . . . .  7
     3.2  Representations and Warranties of NWA Corp . . . . . . . . . . . . . . .  9

                                      ARTICLE IV

                                      COVENANTS. . . . . . . . . . . . . . . . . . 11
     4.1  No Transfers, Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.2  Antitrust Immunity and European Community Conditions . . . . . . . . . . 11
     4.3  No Stock Splits, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4  Transfer Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.5  Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.6  Northwest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                      ARTICLE V

                                 CONDITIONS PRECEDENT. . . . . . . . . . . . . . . 12
     5.1  Conditions to the Closing. . . . . . . . . . . . . . . . . . . . . . . . 12

                                      ARTICLE VI

                                  WITHHOLDING TAXES. . . . . . . . . . . . . . . . 14
     6.1  United States Federal Withholding Taxes. . . . . . . . . . . . . . . . . 14


                                         -i-

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
                                     ARTICLE VII

                                  GENERAL PROVISIONS . . . . . . . . . . . . . . . 15
     7.1  Termination or Abandonment of Agreement. . . . . . . . . . . . . . . . . 15
     7.2  Effect on the Original Repurchase Agreement. . . . . . . . . . . . . . . 15
     7.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.4  Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 16
     7.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.7  Titles and Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.8  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.9  Entire Agreement; No Oral Waiver . . . . . . . . . . . . . . . . . . . . 18
     7.10  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.11  No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.12  Submission To Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . 18
     7.13  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.14  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.15  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.16  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

EXHIBITS

Exhibit A      Form of Northwest Airlines Corporation Common Stock Option
                 Agreement
Exhibit B      Form of Amended and Restated Standstill Agreement
Exhibit C-1    Form of Note 1
Exhibit C-2    Form of Note 2
Exhibit C-3    Form of Note 3
Exhibit D      Form of Investment Representation Letter

                    ACCELERATED COMMON STOCK REPURCHASE AGREEMENT


          ACCELERATED COMMON STOCK REPURCHASE AGREEMENT dated as of May 1, 1998 between NORTHWEST AIRLINES CORPORATION, a Delaware corporation ("NWA CORP."), and KONINKLIJKE LUCHTVAART MAATSCHAPPIJ N.V., a Netherlands corporation ("KLM").

                                W I T N E S S E T H :

          WHEREAS, NWA Corp. and KLM are parties to a Common Stock Repurchase Agreement dated as of September 29, 1997, as amended (the "ORIGINAL REPURCHASE AGREEMENT");

          WHEREAS, pursuant to the Original Repurchase Agreement, on September 29, 1997 NWA Corp. repurchased from KLM 6,800,000 shares of NWA Corp.'s Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and agreed to repurchase from KLM an additional 18,177,874 Shares (as defined below) over the next three years; and

          WHEREAS, the parties wish to accelerate to the Closing Date specified herein the repurchase by NWA Corp. from KLM of such additional 18,177,874 Shares;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          1.1 DEFINED TERMS. Terms not otherwise defined herein shall have the following meanings:

          "AFFILIATE" when used with respect to another Person, means any Person who is, whether directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" means this Accelerated Common Stock Repurchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "ALLIANCE IMPLEMENTATION AGREEMENT" means the definitive agreement with respect to commercial cooperation that was entered into by KLM and Northwest Airlines, Inc. on September 29, 1997.

          "ANCILLARY AGREEMENTS" means the Standstill Agreement Amendment and the Option Agreement.

          "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act, as in effect on the date hereof. As used herein, the phrases "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" have correlative meanings.

          "BOARD OF DIRECTORS" means the board of directors of NWA Corp. or any successor corporation.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Amsterdam, The Netherlands, in New York, New York or in Minneapolis, Minnesota.

          "CASH" means Dollars paid in immediately available funds.

          "CHANGE OF CONTROL" means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, of 50% or more of the combined voting power of the outstanding shares of Common Stock, NWA Corp.'s Series C Preferred Stock, par value $.01 per share (the "SERIES C PREFERRED STOCK"), and any other equity securities then outstanding and entitled to vote with the Common Stock.

          "CLOSING DATE" means May 1, 1998 or such earlier date as NWA Corp. and KLM shall mutually agree. If the Closing Date falls on a date that is not a Business Day, such Closing Date shall occur on the next succeeding Business Day.

          "COMMON STOCK" means NWA Corp.'s Common Stock, par value $.01 per share (into which the Class A Common Stock heretofore held by KLM has been reclassified on a share for share basis), or any common stock into which the Common Stock of NWA Corp. may be converted by way of a merger pursuant to Section 251(g) of the General Corporation Law of Delaware (the "DGCL").

          "CONTROL TRANSACTION" means any of the following, but no other transaction or event: (i) the closing of a tender offer subject to Section 14(d)(1) of the Exchange Act for shares of Common Stock (or any other class of capital stock of NWA Corp.) or a registered exchange offer made pursuant to an effective registration statement for shares of Common Stock (or any other class of capital stock of NWA Corp.) which results in 50% or more of the combined voting power of the outstanding shares of Common Stock, Series C Preferred Stock, and any other equity securities then outstanding and entitled to vote with the Common Stock being held by the Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) making such tender or exchange offer, (ii) the closing of any merger or consolidation that results in a Change of Control, or (iii) the closing of any transaction in which NWA Corp. or Northwest Airlines, Inc.
     directly or indirectly sells all or substantially all of its business, property or assets; PROVIDED, in order to constitute a Control
     Transaction any such transaction must be consummated prior to June 30, 1999. For purposes of calculating the "Transactional Value Per Share" pursuant to Section 2.2 in connection with a Control Transaction, such Control Transaction shall be deemed to include all transactions that are part of a series of related transactions that comprise such Control Transaction (e.g., a tender offer or exchange offer followed by a back-end merger shall be considered as a single Control Transaction comprised of two related transactions), PROVIDED, that, for purposes of
     Section 2.2, such Control Transaction shall be deemed to have been consummated upon the consummation of the particular transaction with respect to which the applicable criteria as described above are first satisfied.

          "DOLLARS" and "$" mean lawful currency of the United States of America.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "OPTION AGREEMENT" means the Northwest Airlines Corporation Stock Option Agreement dated as of the Closing Date by and between NWA Corp. and KLM substantially in the form of Exhibit A hereto.

          "ORIGINAL PER SHARE PRICE" means (a) $42.867625 with respect to the 4,900,000 Shares referred to in Section 2.1(a)(i), (b) $45.752659 with respect to the 3,222,539 Shares referred to in Section 2.1(a)(ii), and (c) $48.831858 with respect to the 10,055,335 Shares referred to in Section 2.1(a)(iii).

          "ORIGINAL REPURCHASE DATE" means (a) September 29, 1998 with respect to the 4,900,000 Shares referred to in Section 2.1(a)(i), (b) September 29, 1999 with respect to the 3,222,539 Shares referred to in Section 2.1(a)(ii), and (c) September 29, 2000 with respect to the 10,055,335 Shares referred to in Section 2.1(a)(iii).

          "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          A "SHARE" means, as of the date hereof, one share of Common Stock and thereafter shall consist of such share and/or any cash, securities or other property into which such share (or such cash, securities or other property) shall have been converted into, exchanged for or acquired for (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, stock split, reverse stock split, stock dividend or otherwise), and any and all amounts paid in respect of such shares or other cash, securities or other property, as the case may be, or which such shares or other cash, securities or other property are otherwise entitled to receive (whether by means of a dividend, distribution, interest payment or otherwise), in any event net of any applicable U.S. withholding taxes payable in respect thereof. In the event any cash is received at any time or from time to time in respect of a Share, such share shall also be deemed to include interest earned on such cash received at the rate per annum equal to the average of the offered rates for Dollar deposits having a maturity of three months that appear on the display designated as Page 3750 on the Telerate System Incorporated
     Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market) at approximately 11:00 a.m., London time, on the date such cash is initially received (and which rate is reset every three months thereafter), compounded quarterly, in any event net of any applicable
     U.S. withholding taxes payable in respect thereof.

          "STANDSTILL AGREEMENT" means the Standstill Agreement, dated as of September 29, 1997, by and between KLM and NWA Corp. executed pursuant to the Original Repurchase Agreement.

          "STANDSTILL AGREEMENT AMENDMENT" means the amendment to the Standstill Agreement to be dated as of the Closing Date, substantially in the form of Exhibit B hereto.

          "SUPERVISORY BOARD OF KLM" means the supervisory board of KLM or any successor corporation.


                                      ARTICLE II

                           DELIVERY AND PURCHASE OF SHARES

          2.1 PURCHASE AND SALE OF SHARES. (a) CLOSING DATE. On the terms and subject to the conditions of this Agreement, on the Closing Date, KLM agrees to transfer, assign and deliver to NWA Corp. the following:

            (i) 4,900,000 Shares against delivery by NWA Corp. of a duly executed promissory note payable to the order of KLM issued by Northwest Airlines, Inc. ("NORTHWEST") and guaranteed by NWA Corp., dated the Closing Date and substantially in the form of Exhibit C-1 hereto
                    ("NOTE 1"), in the aggregate principal amount (assuming a May 1, 1998 Closing Date) of $205,976,702.92;

           (ii) 3,222,539 Shares against delivery by NWA Corp. of a duly executed promissory note payable to the order of KLM issued by Northwest and guaranteed by NWA Corp., dated the Closing Date and substantially in the form of Exhibit C-2 hereto ("NOTE 2"), to KLM in the aggregate principal amount (assuming a May 1, 1998 Closing
                    Date) of $137,694,888.24; and

          (iii) 10,055,335 Shares against the delivery by NWA Corp. of (1) $101,482,254.42 in Cash, representing the proceeds to be received by Northwest on the Closing Date from the sale on the Closing Date of one or more duly executed promissory notes payable to the order of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank") issued by Northwest and guaranteed by NWA Corp., dated the Closing Date and substantially in the form of Exhibit C-3 hereto in the aggregate principal amount of $100,000,000 ("NOTE 3", and collectively with Note 1 and Note 2, the "NOTES"), and
                    (2) $336,730,772.35 in Cash (assuming a May 1, 1998 Closing
                    Date);

comprised of a certificate or certificates representing 18,177,874 Shares, and NWA Corp. agrees to purchase such Shares and make such payment to KLM against delivery of such certificates on the Closing Date. The certificates representing such Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed. In the event Rabobank fails to deliver to NWA Corp. on the Closing Date the amount described in clause (iii)(1) above, NWA Corp. may, in full satisfaction of its payment obligation under said clause (iii)(1), deliver to KLM Note 3 which would have otherwise been delivered to Rabobank had such payment been made by Rabobank.

          (b) CHANGE IN CLOSING DATE AND ACCRETION ADJUSTMENT. In the event the Closing Date occurs other than on May 1, 1998 for any reason, the aggregate principal amount of Note 1 and Note 2 and the Cash purchase price for the Shares described in Section 2.1(a)(iii)(2) will be higher or lower than the amount indicated in paragraph (a) above based on a 5% per annum accretion factor.

          (c)  CLOSING.  The closing of the purchases and sales contemplated by
Section 2.1(a) of this Agreement will take place at the offices of Simpson Thacher & Bartlett at 10:00 a.m. New York City time on the Closing Date.

          2.2 EFFECT OF CONTROL TRANSACTION. (a) NWA Corp. will notify KLM as promptly as practicable of the pendency of any transaction that is reasonably likely to constitute a Control Transaction; PROVIDED, that NWA Corp. shall not be obligated to so notify KLM prior to such transaction having been publicly announced (except as otherwise specifically provided for in the Standstill Agreement). Additionally, upon the consummation of a Control Transaction, NWA Corp. will on the date of such consummation notify KLM thereof.

          (b) In connection with any Control Transaction consummated prior to June 30, 1999, there shall be a determination of the Transactional Value Per Share. NWA Corp. shall notify KLM as promptly as practicable of its good faith estimate of the Transactional Value Per Share, but in no event later than 20 days prior to the date any payment is required to be made pursuant to subsection (d) below. The "TRANSACTIONAL VALUE PER SHARE" is the weighted average consideration to be received in respect of each Share transferred or sold in, or otherwise receiving a distribution in connection with, such Control Transaction, valued, (i) in the case of cash, at the face amount thereof, (ii) in the case of securities registered under the Exchange Act and as to which there is a previously established public trading market,
(A) if such security is listed on the New York Stock Exchange or American
Stock Exchange, the average of the closing prices during the ten trading days immediately prior to the date of consummation thereof or (B) if such security is included in the NASDAQ National Market System, the weighted average price at which all trades of such securities are reported on the NASDAQ National Market System during the ten trading days immediately prior to the date of consummation thereof, (iii) in the case of securities as to which there is a previously established public trading market on a non-U.S. exchange or automated quotation system, the average of the closing price (if quoted in a foreign currency, converted into Dollars at the then-prevailing market Dollar exchange rate) during the ten trading days immediately prior to the date of consummation thereof, and (iv) in the case of other securities or property, at the fair market value thereof established in accordance with Section
2.2(c) as of the date of consummation thereof.

          (c) NWA Corp. and KLM will attempt to agree on the value of securities or other property described in clause (iv) of paragraph (b) above. If they cannot reach agreement within 15 days after the definitive terms of the Control Transaction have been publicly announced or, if earlier, 15 days after notice to KLM, NWA Corp. and KLM will each promptly engage an investment banking firm to perform valuations of such securities or other property and to attempt to agree on their value. If such firms are unable to agree on a valuation within 10 days after they have both been so engaged, such firms shall promptly jointly select a third nationally recognized investment banking firm to perform its own valuation of such securities or other property, which valuation shall be determinative.

          (d) If such Transactional Value Per Share (as finally determined in accordance with this Section 2.2) is higher than the Original Per Share Price for any Shares referenced in Section 2.1(a) whose Original Repurchase Date is a date occurring after the consummation of such Control Transaction (Shares fitting such description being referred to as "AFFECTED SHARES"), then NWA Corp. will make a payment to KLM in respect of the Affected Shares equal to the product of (A) the number of such Affected Shares times (B) the excess of (x) the Transactional Value Per Share over (y) the Original Per Share Price for such Affected Shares. Such payment shall be made on the date of consummation of such Control Transaction or as promptly as practicable thereafter. No payment shall be made in respect of any Shares whose Original Repurchase Date is a date occurring prior to the date of consummation of the Control Transaction or whose Original Repurchase Price is greater than the Transactional Value Per Share. Notwithstanding the foregoing, in no event shall any such payment be made in respect of any Shares as to which KLM has exercised its option to acquire the corresponding Shares pursuant to the Option Agreement.

          (e) Notwithstanding anything to the contrary in this Agreement or the Option Agreement, if a Control Transaction involves a transaction where part of the transaction consideration consists of securities or other property, then at its option KLM, upon written notice delivered to NWA Corp. no later than 10 Business Days after final determination of the Transactional Value Per Share pursuant to this Section 2.2, may irrevocably waive, with respect to the resulting Affected Shares, if any, KLM's right to receive the payment otherwise required to be made by NWA Corp. to KLM pursuant to Section 2.2(d) in respect of such Affected Shares, in which case such Control Transaction will not cause any change in the applicable price of, any adjustment to, or any termination of, any Option pursuant to any of Sections 1.1(c), 1.1(d), 1.2(c), 1.3(a)(i), 1.3(a)(ii) or 1.3(a)(iii) of the Option Agreement.

          2.3 EFFECT OF CERTAIN ISSUANCES OF COMMON STOCK. If after September 29, 1997 and prior to September 29, 1998, NWA Corp. or its successor issues new shares of common stock in one or more primary offerings for cash at a weighted average offering price in excess of any of the respective Original Per Share Prices, then on the Original Repurchase Date for Shares whose Original Per Share Price is less than such weighted average price, NWA Corp. will make a payment to KLM equal to the product of (A) the number of Shares to which such Original Repurchase Date relates, times (B) the excess of such higher weighted average price over such Original Per Share Price; PROVIDED, no such payment shall be required to be made if the aggregate number of shares of common stock offered in such primary offerings during such one-year period is less than 6,550,851 shares (as appropriately adjusted in respect of stock splits, subdivisions and combinations); PROVIDED, FURTHER, that for purposes of this Section 2.3, the issuance of Common Stock upon the exercise of employee stock options shall not constitute a primary offering.

          2.4 TAXES. NWA Corp. shall indemnify and hold harmless KLM, on an after-tax basis, from any taxes imposed under the laws of The Netherlands in respect of a payment made to KLM pursuant to Section 2.2(d) or 2.3 which would not have been imposed had the purchase and sale of Shares occurred on the Original Repurchase Dates in accordance with the Original Repurchase Agreement. KLM will seek indemnity under this Section 2.4 only after attempting in good faith and failing to achieve the same consequences under the tax laws of The Netherlands for a payment made to KLM pursuant to Section 2.2(d) or 2.3 as the tax consequences that apply to consideration received by KLM under Section 2.1.


                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF KLM. KLM represents and warrants to NWA Corp. as of the date hereof and as of the Closing Date as follows:

          (a) KLM is a corporation duly organized and validly existing under the laws of The Netherlands.

          (b) KLM has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by KLM of this Agreement and the Ancillary Agreements and the performance of the transactions herein and therein contemplated to be performed by KLM have been duly authorized by the Supervisory Board of KLM, and no further corporate action on the part of KLM is necessary to authorize this Agreement or the Ancillary Agreements and the performance of such transactions. Each of this Agreement and the Ancillary
     Agreements has been duly executed and delivered by KLM and, assuming due authorization, execution and delivery by NWA Corp., constitutes the legal, valid and binding agreement of KLM, enforceable against KLM in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding at law or in equity).

          (c) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the performance by KLM of the transactions contemplated hereby or thereby will (i) violate or conflict with any of the provisions of the charter or other organizational documents of KLM, (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which KLM is a party or by which any of its property is bound or (iii) result in the creation of any liens, encumbrances, equities or claims upon any of the Shares currently owned by it other than pursuant to this Agreement.

          (d) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body or any other Person is currently necessary for the execution, delivery and performance by KLM of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (e) There are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints or investigations pending or, to the best knowledge of KLM, threatened against KLM, and KLM is not a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration), in any such case, which could, individually or in the aggregate, materially adversely affect the ability of KLM to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (f) KLM has, and on the Closing Date KLM will have, good and valid title to the Shares to be purchased by NWA Corp. on the Closing Date, free and clear of all Liens, except any Liens created pursuant to the terms of this Agreement and the Original Repurchase Agreement.

          (g) KLM is the record and beneficial owner on the date hereof of 18,177,874 shares of Common Stock. KLM does not own of record or beneficially or otherwise have the right to acquire any other shares of any series of common or preferred capital stock of NWA Corp., other than pursuant to the Option Agreement.

          (h) Neither KLM nor any of its officers, directors, employees or agents has authorized any Person to act as a broker, finder or in any similar capacity on behalf of KLM in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          (i) KLM is acquiring the Notes for its own account for investment with no intention of distributing or reselling such Notes or any part thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof or any other jurisdiction, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with the transfer restrictions described in Section 4.4.

          (j) KLM acknowledges that the Notes to be issued to it are being offered and sold without registration under the Securities Act of 1933 (the "SECURITIES ACT") in reliance upon the exemption provided in Section 4(2) of the Securities Act. KLM further acknowledges that such exemption depends in part upon, and such Notes are being issued in reliance upon, the following representations and warranties: KLM has access to the periodic reports filed by NWA Corp. prior to the date hereof under the Exchange Act; it has made, and is solely responsible for making, its own independent evaluation of the economic, credit and other risks involved in accepting the Notes as part of the purchase price for the Shares; it has been given the opportunity to ask questions of, and receive answers from, NWA Corp. concerning the business conducted by NWA Corp. and its subsidiaries and the financial condition of NWA Corp. and its subsidiaries; and it has been given the opportunity to obtain any additional information necessary in order to make an informed decision with respect to such acceptance of the Notes to the extent that NWA Corp. possesses such information or can acquire it without unreasonable effort or expense.

          3.2 REPRESENTATIONS AND WARRANTIES OF NWA CORP. NWA Corp. represents and warrants to KLM as of the date hereof and as of the Closing Date as follows:

          (a) NWA Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) NWA Corp. has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by NWA Corp. of this Agreement and the Ancillary Agreements and the performance of the transactions herein and therein contemplated to be performed by NWA Corp. have been duly authorized by the Board of Directors of NWA Corp., and subject to Section 5.1(a)(v), no further corporate action on the part of NWA Corp. is necessary to authorize this Agreement or the Ancillary Agreements and the performance of such transactions. Subject to
     Section 5.1(a)(v), each of this Agreement and the Ancillary Agreements has been duly executed and delivered by NWA Corp. and, assuming due authorization, execution and delivery by KLM, constitutes the legal, valid and binding agreement of NWA Corp., enforceable against NWA Corp. in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding at law or in equity).

          (c) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the performance by NWA Corp. of the transactions contemplated hereby or thereby will (i) violate or conflict with any of the provisions of the charter or other organizational documents of NWA Corp. or
     (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which NWA Corp. is a party or by which any of its property is bound.

          (d) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body or any other Person is required for the execution, delivery and performance by NWA Corp. of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          (e) There are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints or investigations pending or, to the best knowledge of NWA Corp., threatened against NWA Corp., and NWA Corp. is not a party to, or subject to or bound by, any order, judgment, injunction, stipulation, award or decree (whether rendered by a court or administrative agency or by arbitration), in any such case, which could, individually or in the aggregate, materially adversely affect the ability of NWA Corp. to consummate the transactions contemplated hereby and by the Ancillary Agreements.

          (f) Neither NWA Corp. nor any of its officers, directors, employees or agents has authorized any Person to act as a broker, finder or in any similar capacity on behalf of NWA Corp. in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          (g) The "capital" of NWA Corp. is not "impaired" and will not become "impaired", within the meaning of Section 160(a) (1) of the DGCL, as a result of the issuance and delivery of the Notes and the payment of Cash by NWA Corp. for the purchase of the Shares on the Closing Date.

          (h) Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of (A) NWA Corp. and its subsidiaries, and (B) Northwest and its subsidiaries (each on a consolidated basis) will exceed the sum of their respective stated liabilities and identified contingent liabilities; each of (X) NWA Corp. and its subsidiaries, and (Y) Northwest and its subsidiaries (each on a consolidated basis) is not, nor will they be after giving effect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (i) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.


                                     ARTICLE IV

                                      COVENANTS

          4.1 NO TRANSFERS, LIENS. KLM hereby unconditionally and irrevocably agrees that, prior to the Closing Date, it will not sell, transfer, or assign, or enter into any equity swap or similar arrangement with respect to, any Shares subject to purchase by NWA Corp. under this Agreement.

          4.2 ANTITRUST IMMUNITY AND EUROPEAN COMMUNITY CONDITIONS. Each of KLM and NWA Corp. hereby agrees to use commercially reasonable efforts to arrange for (a) the renewal or maintenance prior to September 29, 1999 (or, failing such date, September 29, 2000) of the antitrust immunity presently granted to the Northwest/KLM commercial alliance by the U.S. Department of Transportation pursuant to Order 93-1-11 or (b) the renewal and/or modification prior to September 29, 1999 (or, failing such date, September 29, 2000) of such antitrust immunity on terms as favorable in all material respects as the terms of the antitrust immunity granted to (1) the United-Lufthansa commercial alliance by the U.S. Department of Transportation pursuant to Order 96-5-27 and (2) the Delta/Swissair/Austrian/Sabena commercial alliance by the U.S. Department of Transportation pursuant to Order 96-6-33, and (c) the absence of any imposition by the European Commission of conditions on the Northwest/KLM commercial alliance equivalent to the conditions proposed with respect to the pending commercial alliance between British Airways and American Airlines, the terms of which were reported in the media on or about August and/or September of 1997 (but prior to September 29, 1997) such that KLM's and Northwest's abilities to operate as contemplated in the Alliance Implementation Agreement shall have been materially adversely affected.

          4.3 NO STOCK SPLITS, ETC. Prior to the Closing Date, NWA Corp. will not subdivide, combine or otherwise reclassify its Common Stock, or declare or pay any dividend in respect of its Common Stock.

          4.4 TRANSFER RESTRICTIONS. (a) The Notes shall bear the legend appearing on the form of Notes and shall be subject to the restrictions on transfer described therein. The legend set forth on any Note shall be removed and NWA Corp. shall, and shall cause Northwest to, issue one or more replacement certificates without such legend to the holder of the Note upon which it is stamped if, unless otherwise required by state securities laws, such holder provides NWA Corp. and Northwest with an opinion of counsel, in form, substance and scope reasonably acceptable to NWA Corp. and Northwest, to the effect that a public sale or transfer of the Note may be made without registration under the Securities Act or such holder provides NWA Corp. and Northwest with reasonable assurances that such Note can be sold pursuant to Rule 144(k) under the Securities Act (or any successor provision).

          (b) Subject to compliance with applicable securities laws, KLM shall have the right to pledge to one or more financial institutions or to sell, assign, transfer or otherwise dispose of the Notes in a private placement or a Rule 144A transaction under the Securities Act of 1933. The disclosure concerning Northwest for any such transaction shall be based upon the filings made by NWA Corp. under the Exchange Act. KLM and any investment bank underwriting or placing a Note in any such transaction shall be afforded a reasonable opportunity by NWA Corp. to conduct oral due diligence with senior management of NWA Corp. or Northwest for purposes of determining the advisability (in connection with any such sale by KLM) of updating the disclosures concerning NWA Corp. then on file under the Exchange Act. KLM agrees that, if requested by NWA Corp., (i) it will coordinate any such transaction with any offering transactions being effected by Northwest or NWA Corp. and (ii) it will defer any such transaction for a period of up to 90 days (it being understood that NWA Corp. may request such deferral only one time in any 180 day period and only for a good faith business reason). KLM shall have no registration rights in respect of the Notes.

          4.5 ANCILLARY AGREEMENTS.       On or prior to the Closing Date, each
of KLM and NWA Corp. shall have executed the Ancillary Agreements and delivered to each other signed copies of such Ancillary Agreements.

          4.6 NORTHWEST. NWA Corp. shall cause Northwest to use all reasonable efforts to consummate the transactions to be effected by Northwest contemplated hereby.


                                      ARTICLE V

                                 CONDITIONS PRECEDENT

          5.1 CONDITIONS TO THE CLOSING. (a) The obligations of NWA Corp. to effect the Closing shall be subject to the satisfaction (or waiver by NWA Corp.) of the following conditions:

             (i) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The representations and warranties of KLM contained herein shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date. KLM shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by KLM at or prior to the Closing Date.

            (ii) OFFICER'S CERTIFICATE. NWA Corp. shall have received an executed certificate, dated the Closing Date, of the President of KLM to the effect set forth in Section 5.1(a)(i) hereto.

           (iii) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the transactions contemplated by this Agreement.

            (iv) ANCILLARY AGREEMENTS. KLM shall have executed and delivered to NWA Corp. the Ancillary Agreements.

             (v) NO CAPITAL IMPAIRMENT. The Board of Directors shall not have determined reasonably and in good faith, in accordance with applicable provisions of corporation law, that the capital of NWA Corp. is impaired on the Closing Date or would otherwise be impaired as a result of the payment by NWA Corp. for the requisite Shares on the Closing Date within the meaning of the DGCL; PROVIDED, that in making any such determination as to a capital impairment, the Board of Directors shall, consistent with its fiduciary duties, (a) employ the same methods employed by it at the September 4, 1997 meeting of the Board of Directors (the "SEPTEMBER 4 MEETING") with respect to the transactions contemplated by the Original Repurchase Agreement, including engaging an independent financial advisor that regularly engages in rendering opinions to boards of directors concerning the types of issues which typically arise in the report of Houlihan Lokey Howard & Zukin referenced below, who shall provide a similar written presentation and opinion to the Board of Directors, and employ similar analyses and methodologies, as those provided and employed by Houlihan Lokey Howard & Zukin in its report delivered at the September 4 Meeting, and (b) receive such other presentations, opinions, analyses and use methodologies as such financial advisor or the Board of Directors shall then deem reasonably appropriate. NWA Corp. shall provide to KLM copies of the relevant minutes of the Board of Directors' meetings and the written presentations and opinions of such financial advisor(s) which relate to such determination as to capital impairment for purposes of the Closing Date.

            (vi) GOOD AND VALID TITLE. KLM shall have and deliver to NWA Corp. good and valid title to all of the Shares to be purchased by NWA Corp. at the Closing Date, free and clear of any Liens (except any Liens created pursuant to the terms of this Agreement or the Original Repurchase Agreement).

          (vii) INVESTMENT REPRESENTATION LETTER FROM RABOBANK. Rabobank shall have executed and delivered to NWA Corp. an Investment Representation Letter substantially in the form of Exhibit D hereto.

          (b) The obligations of KLM to effect the purchase of Shares on the Closing Date shall be subject to the satisfaction (or waiver by KLM) of the following conditions:

             (i) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The representations and warranties of NWA Corp. contained herein shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date.
     NWA Corp. shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by NWA Corp. at or prior to the Closing Date.

            (ii) OFFICER'S CERTIFICATE. KLM shall have received an executed certificate, dated the Closing Date, of the President of NWA Corp. to the effect set forth in Section 5.1(b)(i) hereto.

           (iii) NO INJUNCTIONS, ETC. No injunction or temporary restraining order shall have been issued and remain in force which restrains, prohibits or invalidates the transactions contemplated by this Agreement.

            (iv) ANCILLARY AGREEMENTS. NWA Corp. shall have executed and delivered to KLM the Ancillary Agreements.

          (c) If KLM has delivered to Northwest a notice under Section 1.04(b) of the Alliance Implementation Agreement of a Material Default (as such term is used in such Agreement) on the part of Northwest, the parties' obligations to effect the purchase and sale of Shares on the Closing Date may, at the sole option of KLM, be deferred pending either (i) Northwest's cure of such Material Default or (ii) a determination by the arbitrator(s) appointed pursuant to
Section 9.08 of the Alliance Implementation Agreement that no such Material Default exists. Immediately upon the occurrence of either of the events specified in the preceding clauses (i) or (ii), the parties shall be obligated to effect the purchase and sale of Shares which had been deferred by reason of this Section 5.1(c). If such arbitrator(s) make a determination that a Material Default on the part of Northwest exists but KLM does not thereafter give notice of termination of the Alliance Implementation Agreement within the three-month period specified in Section 1.04 of such Alliance Implementation Agreement, then immediately upon the expiration of such three-month period, the parties shall be obligated to effect the purchase and sale of Shares which had been deferred by reason of this Section 5.1(c).


                                      ARTICLE VI

                                  WITHHOLDING TAXES

          6.1 UNITED STATES FEDERAL WITHHOLDING TAXES. (a) NWA Corp. hereby agrees that it will not deduct or withhold any United States federal income taxes that may be imposed under Sections 881(a) and 1442 of the Internal Revenue Code of 1986, as amended (the "CODE") (or any similar successor provisions) ("UNITED STATES WITHHOLDING TAXES") from any payments made by NWA Corp. to KLM in respect of the Shares.

          (b) Except to the extent provided in Section 6.1(c) below, NWA Corp. hereby agrees to indemnify and hold harmless KLM from and against any United States Withholding Taxes that are imposed on KLM on or in respect of any payments made by NWA Corp. to KLM in respect of the Shares to the extent that such taxes are imposed on KLM solely as a result of NWA Corp.'s repurchase of NWA Corp. stock from any person other than KLM.

          (c) KLM will deliver to NWA Corp., promptly after the date hereof, an Internal Revenue Service Form 1001 evidencing that KLM is entitled to the benefits of the income tax treaty between The Netherlands and the United States. KLM also agrees to furnish, to the extent it is legally entitled to do so, NWA Corp. with such documents and certificates as NWA Corp. may reasonably request in connection with obtaining a reduction in, or exemption from, the payment of United States Withholding Taxes imposed on any amount paid by NWA Corp. to KLM in respect of the Shares. NWA Corp. shall have no obligation to indemnify or hold harmless KLM for any United States Withholding Taxes described in
Section 6.1(b) above to the extent that such taxes are imposed on KLM as a result of KLM's failure to provide any form, document or certificate required to be provided by KLM in accordance with this Section 6.1(c).

          (d) KLM hereby agrees to indemnify and hold harmless NWA Corp. from and against any United States Withholding Taxes imposed on NWA Corp. in respect of any payments made by NWA Corp. to KLM in respect of the Shares to the extent that such taxes would not have been imposed but for KLM's acquisition of additional shares of NWA Corp. stock and/or the attribution of ownership of any NWA Corp. stock to KLM under Section 318 of the Code (or any similar successor provision). If KLM's (including its Affiliates) ownership of NWA Corp. stock for purposes of Section 318 of the Code, as of September 29, 1997, is accurately described in the Original Repurchase Agreement and the Preferred Stock Repurchase Agreement dated as of September 29, 1997 between KLM and NWA Corp. then NWA Corp. acknowledges that it will have no indemnity claim against KLM pursuant to this Section 6.1(d) with respect to the attribution of ownership of any NWA Corp. stock to KLM under Section 318 of the Code.


                                     ARTICLE VII

                                  GENERAL PROVISIONS

          7.1 TERMINATION OR ABANDONMENT OF AGREEMENT. (a) If the condition described in Section 5.1(a)(v) is not satisfied on the Closing Date, this Agreement shall be terminated in its entirety, in which case the Original Repurchase Agreement shall remain in effect unchanged by this Agreement unless the parties shall otherwise agree.

          (b) This Agreement may be terminated or abandoned at any time prior to the Closing by mutual consent of the parties in writing, in which case the Original Repurchase Agreement shall remain in effect unchanged by this Agreement unless the parties shall otherwise agree.

          (c) Except as otherwise specified in this Article VII, this Agreement shall not terminate or expire until the Notes and all other amounts owed by NWA Corp. and Northwest have been paid in full (including satisfying any tax indemnity obligation) and KLM's options pursuant to the Option Agreement have expired.

          7.2 EFFECT ON THE ORIGINAL REPURCHASE AGREEMENT. (a) Upon the execution of this Agreement, the covenant described in Section 4.1(b) of the Original Repurchase Agreement shall be suspended for a period of time beginning on the effective date of this Agreement and ending on the Closing Date, at which time the entirety of Section 4.1 of the Original Repurchase Agreement shall terminate pursuant to Section 7.2(b).

          (b) Upon consummation of the transactions contemplated by this Agreement on the Closing Date, Sections 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(f) (the second sentence), 2.1(g), 2.2, 2.3, 4.1, 4.5, 4.6, 5.2, 6.1 (to the extent such section would provide for indemnification provided for by Section 6.1 hereof), 7.1(a), 7.1(b), 7.1(c), 7.1(d) and 7.1(f) of the Original Repurchase Agreement shall terminate and be of no further force or effect.

          (c) Upon consummation of the transactions contemplated by this Agreement on the Closing Date, Section 7.1(e) of the Original Repurchase Agreement shall be amended to read in its entirety as follows:

               (e) (i) [intentionally omitted] (ii) If KLM exercises its right to purchase shares of NWA Corp.'s common stock, par value $.01 per share, pursuant to either the First Option or the Second Option (as such terms are defined in the Northwest Airlines Corporation Common Stock Option Agreement between NWA Corp. and KLM dated as of May 1, 1998), NWA Corp. shall have the right to immediately terminate the Alliance Implementation Agreement within thirty days of the date of such exercise.

          7.3 EXPENSES. All fees, commissions and other expenses incurred by any party hereto in connection with the negotiation of this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, including any fees and expenses of their respective counsel and financial advisors, shall be borne by the party incurring such fee or expense.

          7.4 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          7.5 NOTICES. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered as follows:

          If to NWA Corp.:

               2700 Lone Oak Parkway
               Eagan, Minnesota  55121
               Attention:  Senior Vice President, General Counsel
                             and Secretary
               Fax:  (612) 726-7123

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954
               Attention:  Robert L. Friedman, Esq.
               Fax:  (212) 455-2502

          If to KLM:

               Koninklijke Luchtvaart Maatschappij N.V.
               Amsterdamseveg 55
               1192 G P Amstelveen
               The Netherlands
               Attention:  Senior Vice President and General
                             Counsel
               Fax:  011-3120-648-8096

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019
               Attention:  Daniel Cunningham, Esq.
               Fax:  (212) 474-3700

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or
(iii) on the date received, if sent by fax.

          7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN NEW YORK AND WITHOUT REGARD TO THE APPLICATION OF PRINCIPLES OF CONFLICT OF LAWS.

          7.7 TITLES AND HEADINGS. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          7.8 SUCCESSORS AND ASSIGNS. This Agreement (but not the Notes issued or sold hereunder) shall not be assignable by KLM without the prior written consent of NWA Corp. or by NWA Corp. without the prior written consent of KLM; PROVIDED, HOWEVER, that NWA Corp. may assign all or any part of its interest in this Agreement to any of its Affiliates if such Affiliate (including any new holding company of NWA Corp. following a reorganization transaction pursuant to
Section 251(g) of the DGCL) undertakes in writing to perform NWA Corp.'s obligations hereunder; and PROVIDED, FURTHER, that no such assignment shall relieve NWA Corp. of its obligations hereunder and NWA Corp. shall unconditionally guarantee the performance by such assignee of the obligations of NWA Corp. hereunder pursuant to a written instrument satisfactory to KLM. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest and assigns.

          7.9 ENTIRE AGREEMENT; NO ORAL WAIVER. This Agreement and the Ancillary Agreements and the certificates and other documents contemplated hereby and thereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement and no waiver of any provision of or default under this Agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

          7.10 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          7.11 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          7.12 SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to or arising from this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the United States of America sitting in the Southern District of New York;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 7.4; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other appropriate jurisdiction.

          7.13 REMEDIES. Each of the parties hereto acknowledges that the rights granted to the other party hereto in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the other party hereto could not be compensated for by damages. Accordingly, in the event of any failure or refusal by the other party hereto to comply with any covenant or agreement contained in this Agreement each of the parties hereto shall be entitled, in addition to any other remedies that such party may have, to enforcement of this Agreement by a decree of specific performance requiring the other party hereto to fulfill its obligations under this Agreement.

          7.14 BROKERS AND FINDERS. Each party shall bear all costs and expenses, and shall indemnify the other party for all costs and expenses, relating to the retention by such party of any finder or broker in connection with the transactions contemplated by this Agreement.

          7.15 FURTHER ASSURANCES. From time to time, at the reasonable request of the other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7.16 INTERPRETATION. To the extent any ambiguity arises concerning the interpretation of this Agreement, the parties agree that this Agreement, together with the other documents and instruments contemplated hereby, is intended to preserve the rights and obligations of the parties under the Original Repurchase Agreement to the fullest extent possible, assuming that the accelerated repurchase transactions contemplated by Section 2.1 take place, and, accordingly, any such ambiguity hereunder shall be resolved in light of such intent.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement as of the day and year first above written.

                                      NORTHWEST AIRLINES CORPORATION



                                      By: /s/James A. Lawrence
                                          ------------------------------------
                                      Name:  James A. Lawrence
                                      Title: Executive Vice President
                                             and Chief Financial Officer



                                      By: /s/Douglas M. Steenland
                                          ------------------------------------
                                      Name:  Douglas M. Steenland
                                      Title: Senior Vice President,
                                             General Counsel and Secretary



                                      KONINKLIJKE LUCHTVAART
                                        MAATSCHAPPIJ N.V.



                                      By: /s/H.A. Petermeijer
                                          ------------------------------------
                                      Name:  H.A. Petermeijer
                                      Title: Director Corporate Finance